Exhibit 5.2
ARNOLD & PORTER LLP
+ 212.715.1000
+1 212.715.1399 Fax

399 Park Avenue
New York, NY 10022-4690
December 2, 2010
Republic of Hungary
Government Debt Management Agency
     Private Company Limited by Shares
Csalogány u. 9-11
H-1027 Budapest
Hungary
Ladies and Gentlemen:
     We have acted as special United States counsel for the Republic of Hungary (the “Republic”) in connection with the preparation of the registration statement under Schedule B (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), pursuant to which the Republic is registering $5,000,000,000 aggregate principal amount of its debt securities (the “Securities”) to be offered and sold from time to time as set forth in the Registration Statement and the prospectus (the “Prospectus”) contained therein and any amendments or supplements thereto. We are familiar with (a) the fiscal agency agreement (including the form of Registered Global Debt Security) previously filed as an exhibit to the Republic’s Form 18-K/A filed on February 2, 2010 and made a part of the Registration Statement (the “Fiscal Agency Agreement”), and (b) the form of underwriting agreement (together with the Fiscal Agency Agreement, the “Agreements”) made a part of the Registration Statement.
     In rendering the opinion expressed below, we have examined such certificates of public officials, government documents and records and other certificates and instruments furnished to us, and have made such other investigations, as we have deemed necessary in connection with the opinion set forth herein. Furthermore, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authority of the Republic to enter into the Agreements and cause the issuance of the Securities, and the conformity to authentic originals of all documents submitted to us as copies. As to any document originally prepared in any language other than English and submitted to us in translation, we have assumed the accuracy of the English translation.
     It is our opinion that when the Securities have been duly authorized, issued and executed by the Republic and authenticated, delivered and paid for as contemplated by the Agreements, the Prospectus and any amendment or supplement thereto, the Securities will constitute valid and binding obligations of the Republic under the laws of the State of New York.

ARNOLD & PORTER LLP
Republic of Hungary
December 2, 2010

     This opinion is limited to the federal laws of the United States and the laws of the State of New York, and we do not express any opinion herein concerning the laws of any other jurisdiction. Insofar as the opinion set forth herein relates to matters of the law of the Republic, we have relied upon the opinion of Dr. Zsolt Szita Law Office, dated of even date herewith and filed as an exhibit to the Registration Statement, and our opinion herein is subject to any and all exceptions and reservations set forth therein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm appearing under the caption “Validity of the Securities” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
By:	/s/ Arnold & Porter LLP
Arnold & Porter LLP